Exhibit 10.1
Tutor Perini Corporation
15901 Olden Street
Sylmar, CA 91342
Tel: 818/362-8391 FAX: 818/367-9574
Tutor Perini
Over a century of excellence

Ronald N. Tutor
Chairman & CEO

January 23, 2023

Ghassan Ariqat
Ghassan.Ariqat@tutorperini.com

Dear Ghassan:

This letter agreement (this “Agreement”) replaces and supersedes our prior letter agreement dated June 10, 2022 and outlines the agreed upon terms and conditions of your continued employment with Tutor Perini Corporation (the “Company”) through August 31, 2025 (the “Initial Term”) or any earlier termination of this Agreement in accordance with the below. Upon expiration of the Initial Term, this Agreement will automatically renew for successive one-year periods absent 60 days’ prior written notice of non-renewal by either party (each a “Renewal Term” and together with the Initial Term, the “Employment Term”).

1.You have been promoted to the role of Executive Vice President, Building & Specialty Contractors Groups, effective as of September 30, 2022.

2.Effective as of September 1, 2022, and through the Initial Term, your annual base salary will be $700,000 per year.

3.Your annual bonus for 2022 will be paid based on your roles with the Company during the year. For the period from January 1, 2022 through August 31, 2022, you will receive a pro-rated portion (i.e., 8/12ths) of the bonus you otherwise would have earned for 2022 based on your prior project role with the Company. Such bonus will be paid in the ordinary course subject to your continued employment through the payment date, which the Company expects will be on or before January 13, 2023. For the first full year of your employment under this Agreement, you will receive a guaranteed bonus payment of $700,000 subject to your continued employment through the applicable payment dates. A pro-rated portion (i.e., 4/12ths) of such bonus will be paid when annual bonuses are paid to other executives in 2023 (which the Company anticipates will occur in March 2023) and the remainder will be paid on or about September 1, 2023. During the remainder of the Employment Term, you will participate in the Company’s Executive Officer bonus program, as in effect from time to time, with a target bonus opportunity equal to 100% of your annual base salary.

Tutor Perini
Over a century of excellence
Ghassan Ariqat Agreement
January 23, 2023

4.Subject to your continued employment through each payment date, the Company will pay you an additional cash bonus of $300,000 on or about each of April 1, 2023, April 1, 2024 and April 1, 2025.

5.You will be eligible to participate in the Company’s various benefit programs (i.e., welfare, retirement, vacation and sick time, and disability programs) on the same terms and conditions as other senior Company executives, as such programs and benefits are in effect from time to time. During the Employment Term, the Company will also secure a life insurance policy for you with a death benefit of $2,000,000.

6.Effective as of the date of this Agreement, you are hereby granted a deferred cash award equal to the value of 90,000 shares of the Company’s common stock as of the date hereof, which will become vested in three equal annual installments (tied to the value of 30,000 shares of the Company’s common stock as of the date hereof) on, and subject to your continued employment with the Company through, April 1 of each of 2023, 2024 and 2025 (the “Deferred Cash Award”). The value of the Deferred Cash Award will increase or decrease based on fluctuations in the per share price of the Company’s common stock over the course of the relevant vesting period; however, the ultimate value of the Deferred Cash Award will be based on the closing per share price of the Company’s common stock on the applicable vesting date. Notwithstanding the foregoing, the Deferred Cash Award will immediately vest upon the earliest to occur of (i) the termination of your employment by the Company without Cause (as defined below) or by reason of death or Disability (as defined below), and (ii) the closing date of a Change in Control (as defined in below), with the value of the Deferred Cash Award in such circumstances determined based on the closing per share price of the Company’s common stock on the date of the applicable event described above. For the avoidance of doubt, in the event of your termination of employment by the Company for Cause or by you for any reason, any outstanding, unvested portion of the Deferred Cash Award will be immediately cancelled and forfeited in its entirety for no consideration. Any vested portion of the Deferred Cash Award will be paid, less applicable taxes and withholdings, within 30 calendar days of the applicable vesting date.

As used in this Agreement, “Cause” shall be limited to the following events:

(i)Your conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law;

(ii)Your willful and continued refusal to substantially perform your essential job functions after receipt of written notice from the Company that specifically identifies the manner in which you have substantially refused to perform your essential job functions and specifying the manner in which you may substantially perform your essential job functions in the future;

(iii)A material act of fraud or willful and material misconduct with respect, in each case, to the Company, by you;

(iv)A willful and material breach of this Agreement or any other agreement with the Company;

Tutor Perini
Over a century of excellence
Ghassan Ariqat Agreement
January 23, 2023

(v)A willful and material breach by you of any material written policy of the Company; or

(vi)A willful failure by you to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of the Company or any of its affiliates.

For purposes of this provision, no act, or failure to act, on your part, will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.

As used in this Agreement, “Change in Control” means the occurrence of one or more of the following events:

(vii)any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 14(d)(d) of the Act) (other than you or a group consisting of you) becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 30% of the Voting Stock of the Company;

(viii)the majority of the Board of Directors of the Company (the “Board”) consists of individuals other than Incumbent Directors, which term “Incumbent Directors” means the members of the Board on the date of this Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; provided, that, person whose initial assumption of office as a director occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board will not be considered an Incumbent Director;

(ix)the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

(x)the Company transfers all or substantially all of its assets or business (unless the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

(xi)any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, (x) the shareholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company) in substantially the same

Tutor Perini
Over a century of excellence
Ghassan Ariqat Agreement
January 23, 2023

proportion as they owned the Voting Stock of the Company prior to any such transaction and (y) Incumbent Directors immediately prior to any such transaction continue to constitute a majority of the Board (or the board of directors of the Company’s ultimate parent company if the Company is a subsidiary of another corporation) immediately after consummation of the transaction. For purposes of this Change in Control definition, the “Company” shall include any entity that succeeds to all or substantially all of the business of the Company and “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

As used in this Agreement, “Disability” means you have been substantially unable to perform your employment duties to the Company by reason of illness, physical or mental disability or other similar incapacity, which inability continues for 180 consecutive days or 270 days in any 24-month period.

7.For the avoidance of doubt, you have been and you remain an “at will” employee of the Company. Either you or the Company may terminate your employment at any time for any lawful reason. Should the Company terminate your employment without Cause during the Employment Term and prior to or more than 2 years following a Change in Control (and not as a result of non-renewal of this Agreement), then subject to your execution and non-revocation of a separation agreement that includes a customary release of claims against the Company and its affiliates (the “Release”), you will receive (i) severance in an amount equal to one and one-half (1.5) times the sum of your annual base salary plus target bonus for the year of termination, which will be paid in a single lump sum within 60 days following the date of termination (provided, for the avoidance of doubt, that the revocation period with respect to the Release shall have expired within such 60-day period), (ii) your annual bonus for the calendar year of termination pro-rated based on the number of days you were employed during the year of termination and payable based on actual performance (treating any subjective goals as being satisfied at not less than target) at the time other Company executives receive annual bonuses for the calendar year in which the termination occurs, and in all events by March 15th of the calendar year following the year in which the termination occurs (the “Pro-Rata Bonus”) and (iii) all outstanding and unvested equity awards as of the date of termination will immediately vest in full (with all outstanding options as of the date of termination of employment remaining exercisable for the length of their remaining term, and with any performance-based equity awards vesting at the higher of target or actual performance through the date of termination).

8.Should the Company (or its successor) terminate your employment without Cause or fail to renew this Agreement within 2 years following a Change in Control, then subject to your execution and non-revocation of the Release, you will receive (i) severance in an amount equal to two (2) times the sum of your annual base salary plus target bonus for the year of termination, which will be paid in a single lump sum within 60 days following the date of termination (provided, for the avoidance of doubt, that the revocation period with respect to the Release shall have expired within such 60-day period), (ii) the Pro-Rata Bonus and (iii) all outstanding and unvested equity awards as of the date of termination will immediately vest in full (with all outstanding options as of the date of termination of employment remaining exercisable for the length of their remaining term, and with any performance-based equity awards vesting at the higher of target or actual performance through the date of termination).

Tutor Perini
Over a century of excellence
Ghassan Ariqat Agreement
January 23, 2023

9.This Agreement constitutes the entire agreement between the parties respecting your employment with the Company and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to such subject matter (including, without limitation, the June 10, 2022 letter agreement). This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. This Agreement will be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof. With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Los Angeles, California; provided, however, that any existing arbitration agreement between you and the Company will continue to govern any disputes hereunder to the fullest extent permitted by law. EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Please sign and return this letter to my attention by no later than January 27, 2023 to signify your acceptance and agreement to the terms hereof. If you should have any questions regarding the above or need any additional information, please feel free to contact me.

Sincerely,

TUTOR PERINI CORPORATION

By:	/s/ Ronald N. Tutor
Name:	Ronald N. Tutor	Date: January 24, 2023
Title:	Chairman & CEO

Acknowledged and Agreed:

/s/ Ghassan Ariqat
Ghassan Ariqat	Date: January 26, 2023

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